EXHIBIT 99.2

WE
WON'T
STOP

T-Mobile

Investor Factbook Q4 2015

T-Mobile US, Inc.
Investor Factbook

T-Mobile US Reports Fourth Quarter and Full-Year 2015 Results

T-Mobile Adds Customers in Record Numbers for Second Straight Year While Leading the Industry in Service Revenue and Adjusted EBITDA Growth

Fourth Quarter and Full-Year 2015 Highlights:

- Customer momentum continues for the fastest growing wireless company in America:

- 2.1 million total net adds in 4Q15 – 8.3 million in 2015
- 1.3 million branded postpaid net adds in 4Q15 – 4.5 million in 2015
- 917,000 branded postpaid phone net adds in 4Q15 – 3.5 million in 2015
- 469,000 branded prepaid net adds in 4Q15 – 1.3 million in 2015
- Branded postpaid phone churn of 1.46%, down 27 bps YoY in 4Q15 – down 19 bps YoY in 2015

- Strong financial performance balances growth and profitability:

- Service revenues up 11.7% YoY in 4Q15 and up 10.9% YoY in 2015
- Total revenues up 1.1% YoY in 4Q15 and up 8.4% YoY in 2015
- Adjusted EBITDA of $2.3 billion in 4Q15 and $7.4 billion in 2015
  - Adjusted EBITDA up 30.2% YoY in 4Q15 and up 31.2% YoY in 2015
  - Adjusted EBITDA margin of 35% in 4Q15, up from 30% in 3Q15 and 4Q14
- Net income of $297 million in 4Q15 and $733 million in 2015
- Earnings per share of $0.34 in 4Q15 and $0.82 in 2015
- Net cash provided by operating activities of $2.2 billion in 4Q15 and $5.4 billion in 2015
- Adjusted free cash flow of $897 million in 4Q15 and $1.0 billion in 2015
- Stable branded postpaid phone ARPU of $48.05 in 4Q15

- America's fastest and fastest growing 4G LTE network continues to achieve milestones:

- 305 million 4G LTE POPs covered – more than doubling geographic LTE footprint in 2015
- "Extended Range LTE" covers approximately 190 million POPs across more than 300 market areas
- Entered into agreements to acquire additional 700 MHz A-Block spectrum covering approximately 48 million POPs, bringing total low-band coverage to 258 million POPs
- Fastest 4G LTE network in the US – leading in average download speeds for 8th consecutive quarter

- T-Mobile was once again ranked highest in the J.D. Power Wireless Customer Care Study

- Strong outlook for 2016:

- Target of 2.4 to 3.4 million branded postpaid net customer additions
- Target of $9.1 to $9.7 billion of Adjusted EBITDA
  - Guidance includes aggregate impact of leasing and Data Stash of $0.7 to $1.0 billion
- Target of $4.5 to $4.8 billion of cash capital expenditures

"T-Mobile is #1 in postpaid phone growth, #1 in service revenue growth, #1 in Adjusted EBITDA growth, not to mention #1 in customer care and #1 in network speed. We set out to change this industry, we're well on our way and we won't stop."

—John Legere
President and CEO of T-Mobile

CUSTOMER METRICS
Branded Postpaid Customers

▪
Branded postpaid net customer additions were 1,292,000 in the fourth quarter of 2015 compared to 1,085,000 in the third quarter of 2015 and 1,276,000 in the fourth quarter of 2014. This marked the sixth consecutive quarter in which branded postpaid net customer additions were greater than one million, a clear indicator of the continued success of the Un-carrier initiatives and strong uptake of promotions for services and devices.

▪
For the 8th consecutive quarter, T-Mobile led the industry in branded postpaid phone net customer additions with 917,000 in the fourth quarter of 2015, compared to 843,000 in the third quarter of 2015 and 1,037,000 in the fourth quarter of 2014. Branded postpaid phone gross customer additions in the fourth quarter of 2015 increased by 5% on a sequential basis.

▪	Branded postpaid mobile broadband net customer additions were 375,000 in the fourth quarter of 2015, compared to 242,000 in the third quarter of 2015 and 239,000 in the fourth quarter of 2014.

▪
Branded postpaid phone churn was 1.46% in the fourth quarter of 2015, down 27 basis points compared to 1.73% in the fourth quarter of 2014 and flat compared to the third quarter of 2015. The improvement in churn compared to the fourth quarter of 2014 marks the best year-over-year churn improvement in 2015 and reflects ongoing improvements in the Company’s network, customer service, and the overall value of its offerings in the marketplace, resulting in increased customer satisfaction and loyalty. These factors also contributed to stable churn on a sequential basis, offsetting the typical seasonal increase.

▪
For the full-year 2015, branded postpaid net customer additions were 4,510,000 compared to 4,886,000 in 2014, exceeding the high end of the guidance range of 3.8 million to 4.2 million provided in connection with the third quarter 2015 earnings. For the full-year 2015, branded postpaid phone net customer additions were 3,511,000 compared to 4,047,000 in 2014. T-Mobile captured all of the industry’s postpaid phone growth in 2015.

▪
Branded postpaid phone churn was 1.39% for the full-year 2015, down 19 basis points compared to 1.58% in 2014 primarily due to the continued success of the Un-carrier initiatives resulting in increased customer loyalty.

Branded Prepaid Customers

▪
Branded prepaid net customer additions were 469,000 in the fourth quarter of 2015, compared to 595,000 in the third quarter of 2015 and 266,000 in the fourth quarter of 2014. This was the second best quarterly performance in branded prepaid net customer additions since combining with MetroPCS in the second quarter of 2013. The strong performance in the fourth quarter of 2015 was primarily driven by successful promotional activities, particularly at MetroPCS.

▪
Migrations to branded postpaid plans reduced branded prepaid net customer additions in the fourth quarter of 2015 by approximately 210,000, up from 185,000 in the third quarter of 2015 and 120,000 in the fourth quarter of 2014.

▪	Branded prepaid churn was 4.20% in the fourth quarter of 2015, compared to 4.09% in the third quarter of 2015 and 5.39% in the fourth quarter of 2014.

▪
For the full-year 2015, branded prepaid net customer additions were a record 1,315,000 compared to 1,244,000 in 2014 primarily driven by successful MetroPCS brand promotional activities and continued growth in expansion markets.

▪	Branded prepaid churn was 4.45% for the full-year 2015, down 31 basis points compared to 4.76% in 2014.
Total Branded Customers

▪
Total branded net customer additions were 1,761,000 in the fourth quarter of 2015 compared to 1,680,000 in the third quarter of 2015 and 1,542,000 in the fourth quarter of 2014. This was the eighth consecutive quarter in which branded net customer additions surpassed the one million milestone.

▪	For the full-year 2015, total branded net customer additions were 5,825,000 compared to 6,130,000 in 2014.

Wholesale Customers

▪	Wholesale net customer additions were 301,000 in the fourth quarter of 2015 compared to 632,000 in the third quarter of 2015 and 586,000 in the fourth quarter of 2014.

▪	For the full-year 2015, wholesale net customer additions were 2,439,000 compared to 2,204,000 in 2014.
Total Customers

▪
Total net customer additions were 2,062,000 in the fourth quarter of 2015 compared to 2,312,000 in the third quarter of 2015 and 2,128,000 in the fourth quarter of 2014. This was the eleventh consecutive quarter in which total net customer additions exceeded one million. It was also the sixth time in the last eight quarters in which total net customer additions exceeded two million.

▪
T-Mobile ended the fourth quarter of 2015 with more than 63.2 million total customers, up 47% on a pro forma combined basis from the end of the first quarter of 2013, when T-Mobile launched the first Un-carrier initiative.

▪	For the full-year 2015, total net customer additions were 8,264,000 compared to 8,334,000 in 2014.

NETWORK
Network Modernization Update

▪	T-Mobile’s 4G LTE network now covers 305 million people, up from 300 million reported in the third quarter of 2015 earnings and 265 million reported at the end of the fourth quarter of 2014.

▪	The Company surpassed its stated year-end 2015 goal of a total 4G LTE population coverage of 300 million people.

▪	T-Mobile’s 4G LTE network more than doubled its geographic footprint during 2015. In 2016, T-Mobile expects to continue expanding its geographic coverage.
Network Speed

▪
T-Mobile continues to have the fastest nationwide 4G LTE network in the U.S. based on download speeds from millions of user-generated tests. This is the eighth consecutive quarter that T-Mobile has led the industry in average download speeds.

▪	In the fourth quarter of 2015, T-Mobile’s average 4G LTE download speed was 21.7 Mbps compared to Verizon at 20.3 Mbps, AT&T at 17.9 Mbps, and Sprint at 13.9 Mbps.

Average 4G LTE Speeds - 4Q15

(in Mbps)

21.7
20.3
17.9
13.9
T-Mobile
Verizon
AT&T
Sprint

Based on T-Mobile's analysis of crowd-sourced 4G LTE download speeds.

Spectrum

▪
At the end of the fourth quarter of 2015, T-Mobile owned an average of 85 MHz of spectrum across the top 25 markets in the U.S. The spectrum is comprised of an average of 11 MHz in the 700 MHz band, 30 MHz in the 1900 MHz PCS band, and 44 MHz in the AWS band.

▪	The Company has filed to participate in the upcoming broadcast incentive auction.
A-Block Update

▪
T-Mobile owns 700 MHz A-Block spectrum covering 210 million people or approximately 65% of the U.S. population. The spectrum covers 9 of the top 10 market areas and 28 of the top 30 market areas in the U.S.

▪
T-Mobile has deployed its 700 MHz A-Block spectrum in over 300 market areas covering approximately 190 million people under the brand name “Extended Range LTE.” Extended Range LTE travels up to twice as far as mid-band spectrum and works up to four times better in buildings. New market launches in the fourth quarter of 2015 included the cities of New York, Seattle, Portland, and Orlando. The Company expects to continue to aggressively rollout new 700 MHz sites in 2016 including the cities of Boston, San Francisco, Phoenix, San Diego, and Las Vegas.

▪
In February 2016, T-Mobile entered into agreements with multiple parties to acquire additional 700 MHz A-Block spectrum covering approximately 48 million POPs. These acquisitions will increase T-Mobile’s total low-band spectrum holdings from 210 million POPs to 258 million POPs upon closing.

METROPCS

▪	On July 1, 2015, T-Mobile officially completed the shutdown of the MetroPCS CDMA network.

▪	100% of the MetroPCS spectrum on a MHz/POP basis has been re-farmed and integrated into the T-Mobile network.

▪
Total decommissioning costs for CDMA network shutdowns were $21 million in the fourth quarter of 2015, compared to $193 million in total decommissioning costs in the third quarter of 2015 and $168 million in the fourth quarter of 2014.

▪
The Company expects to incur additional network decommissioning costs in 2016 as cell site assets are removed. These costs are not expected to be significant. Network decommissioning costs primarily relate to the acceleration of lease costs for decommissioned cell sites and are excluded from Adjusted EBITDA.

UN-CARRIER INITIATIVES

▪
At the end of the fourth quarter of 2015, 94% of the branded postpaid customer base was on a Simple Choice plan, up from 93% at the end of the third quarter of 2015 and 89% at the end of the fourth quarter of 2014.

▪
At the end of the fourth quarter of 2015, 13.3 million customers were enrolled in T-Mobile's JUMP! programs, up from 12.2 million at the end of the third quarter of 2015 and 9.3 million at the end of the fourth quarter of 2014.

Un-carrier Updates

▪
Un-carrier X: Binge On: This program, launched on November 15, 2015, optimizes video for mobile viewing and enables customers on qualifying plans to stream video from some of the most popular streaming services without it counting against their high speed data bucket. Binge On is a voluntary program and allows customers to opt out at any time. Data from the first three months of the program shows that customers with limited high-speed data who qualify for free Binge On streaming are already watching more than twice as many hours per day of video from the free services with Binge On than before. Currently, 42 streaming services are included in the program, up from 24 services at launch, with more expected to be added in the future.

DEVICES

▪	Total devices sold or leased were 10.8 million units in the fourth quarter of 2015 compared to 8.9 million units in the third quarter of 2015 and 9.0 million units in the fourth quarter of 2014.

▪	Total smartphones sold or leased were 10.0 million units in the fourth quarter of 2015 compared to 8.1 million units in the third quarter of 2015 and 8.0 million units in the fourth quarter of 2014.

▪
The upgrade rate for branded postpaid customers was approximately 10% in the fourth quarter of 2015 compared to approximately 9% in the third quarter of 2015 and approximately 11% in the fourth quarter of 2014.

DEVICE FINANCING
Equipment Installment Plans (EIP)

▪
T-Mobile financed $926 million of equipment sales on EIP in the fourth quarter of 2015, down 16.4% from $1.107 billion in the third quarter of 2015 and down 51.3% from $1.902 billion in the fourth quarter of 2014. The sequential and year-over-year decrease was primarily due to a mix shift to the JUMP! On Demand program, which was introduced on June 28, 2015. Customers leased a greater number of devices as well as a greater proportion of high-end devices under the JUMP! On Demand program in the fourth quarter of 2015, resulting in a lower number of devices sold on EIP.

▪
Customers on Simple Choice plans had associated EIP billings of $1.400 billion in the fourth quarter of 2015, flat compared to $1.409 billion in the third quarter of 2015 and up 20.5% from $1.162 billion in the fourth quarter of 2014.

▪
Total EIP receivables, net of imputed discount and allowances for credit losses, were $3.225 billion at the end of the fourth quarter of 2015 compared to $4.771 billion at the end of the third quarter of 2015 and $4.690 billion at the end of the fourth quarter of 2014. The decline in the total EIP receivables, net was primarily due to sales of certain EIP receivables and the decline in equipment sales financed on EIP in the fourth quarter of 2015.

▪
In the fourth quarter of 2015, T-Mobile entered into an arrangement to sell certain EIP accounts receivable on a revolving basis with a maximum funding commitment of $800 million. T-Mobile securitized EIP receivables for net cash proceeds of $795 million as of December 31, 2015. T-Mobile will continue to service the customers and the related receivables, including facilitating customer payment collection, in exchange for a monthly fee.

JUMP! On Demand Plans

▪	Leased devices transferred from inventory to property and equipment, net of returns was $1.463 billion in the fourth quarter of 2015 compared to $822 million in the third quarter of 2015.

▪	Depreciation expense associated with leased devices was $254 million in the fourth quarter of 2015 compared to $58 million in the third quarter of 2015.

▪	Leased devices included in property and equipment, net were $1.973 billion at the end of the fourth quarter of 2015 compared to $764 million at the end of the third quarter of 2015.

▪	Lease revenues were $194 million in the fourth quarter of 2015 compared to $30 million in the third quarter of 2015.

▪
Original consideration received and lease revenues, net were $293 million in the fourth quarter of 2015, up from $87 million in the third quarter of 2015. Original consideration represents cash down payments received from customers at operating lease inception, which is amortized over the term of the lease. Lease revenues, net exclude amortization of the original consideration.

▪
The difference between the original consideration received and lease revenues, net, and the amount of leased devices transferred from inventory to property and equipment, net of returns approximates the working capital impact of leasing.

▪
Future minimum lease payments expected to be received over the lease term were $1.260 billion at the end of the fourth quarter of 2015, up from $439 million at the end of the third quarter of 2015. Future minimum lease payments exclude optional residual buy-out amounts at the end of the lease term.

CUSTOMER QUALITY

▪
EIP receivables classified as Prime were 48% of total EIP receivables at the end of the fourth quarter of 2015, down compared to 52% at the end of the third quarter of 2015 and 54% at the end of the fourth quarter of 2014. The decline in EIP receivables classified as Prime was due to sales of certain EIP receivables during the fourth quarter of 2015 Including the EIP receivables sold, the total EIP receivables classified as Prime remained at 52% at the end of the fourth quarter of 2015.

▪
Total bad debt expense and losses from sales of receivables was $228 million in the fourth quarter of 2015 compared to $198 million in the third quarter of 2015 and $150 million in the fourth quarter of 2014. The sequential increase was principally due to an increase in losses from sales of receivables, partially offset by a decline in bad debt expense. Year-over-year, the increase was primarily due higher bad debt expense resulting from growth in the customer base and in the EIP program. We intend to be prudent with credit policies during the first quarter of 2016 in order to limit exposure to higher sub-prime receivables.

REVENUE METRICS

▪
To streamline the number of key performance metrics T-Mobile discloses, the Company will discontinue reporting branded postpaid Average Revenue per Account (ARPA) and branded postpaid Average Billings per Account (ABPA) after the fourth quarter of 2015. Going forward, T-Mobile will continue reporting branded postpaid customers per account which may be used, along with branded postpaid service revenues, to assess performance on a per account basis.

Branded Postpaid Phone ARPU

▪
Branded postpaid phone ARPU was $48.05 in the fourth quarter of 2015, up slightly from $47.99 in the third quarter of 2015 and down 0.4% from $48.26 in the fourth quarter of 2014. Sequentially, branded postpaid phone ARPU was generally stable as a continued strategic focus on family plan penetration and promotional activity was offset by higher data attach rates. Branded postpaid phone ARPU benefited from the non-cash net impact for Data Stash of $52 million in the fourth quarter of 2015. Year-over-year, branded postpaid phone ARPU was further impacted by dilution from continued growth of customers on Simple Choice plans and promotions targeting families.

Branded Postpaid ABPU

▪
Branded postpaid ABPU was a record $63.74 in the fourth quarter of 2015, up 1.2% from $62.96 in the third quarter of 2015 and up 3.1% from $61.80 in the fourth quarter of 2014. Sequentially and year-over-year, the increase in branded postpaid ABPU was primarily due to growth in total EIP billings and lease revenues on a per user basis.

Branded Postpaid Customers per Account

▪
Branded postpaid customers per account was 2.54 at the end of the fourth quarter of 2015, compared to 2.48 at the end of the third quarter of 2015 and 2.36 at the end of the fourth quarter of 2014. The sequential and year-over-year increase was primarily due to service promotions targeting families and increased penetration of mobile broadband devices.

Branded Postpaid ARPA

▪
Branded postpaid ARPA was $117.09 in the fourth quarter of 2015, up 1.7% from $115.10 in the third quarter of 2015 and up 6.6% from $109.87 in the fourth quarter of 2014. Sequentially, branded postpaid ARPA was impacted by an increase in the number of branded postpaid customers per account. Branded postpaid ARPA benefited from the non-cash net impact for Data Stash of $52 million in the fourth quarter of 2015. Year-over-year, branded postpaid ARPA was further impacted by an increase in the number of branded postpaid customers per account and an increase in regulatory program revenues, partially offset by dilution from continued growth of customers on promotions targeting families.

Branded Postpaid ABPA

▪
Branded postpaid ABPA was a record $160.11 in the fourth quarter of 2015, up 3.6% from $154.56 in the third quarter of 2015 and up 11.3% from $143.79 in the fourth quarter of 2014. Sequentially and year-over-year, the increase in branded postpaid ABPA was primarily due to growth in total EIP billings and lease revenues, and an increase in branded postpaid ARPA.

Branded Prepaid ARPU

▪
Branded prepaid ARPU was $37.63 in the fourth quarter of 2015, up slightly from $37.46 in the third quarter of 2015 and $37.51 in the fourth quarter of 2014. Sequentially and year-over-year, the increase was primarily due to an increase in the mix of branded prepaid customers choosing plans with more data, partially offset by dilution from growth of customers on rate plan promotions.

REVENUES
Service Revenues

▪
T-Mobile once again led the industry in year-over-year service revenue growth in the fourth quarter of 2015. This marks the seventh consecutive quarter that T-Mobile has led the industry in year-over-year service revenue growth.

▪	Service revenues were $6.556 billion in the fourth quarter of 2015, up 4.0% from $6.302 billion in the third quarter of 2015 and up 11.7% from $5.870 billion in the fourth quarter of 2014.

▪
Sequentially, the increase in service revenues was primarily due to growth in the Company’s customer base from the continued success of T-Mobile’s Un-carrier initiatives and strong customer response to promotional activities.

▪
Year-over-year, the increase in service revenues was primarily due to growth in the Company’s customer base from the continued success of T-Mobile’s Un-carrier initiatives and the MetroPCS brand as well as strong customer response to promotional activities.

▪	For the full-year 2015, service revenues were $24.821 billion, up 10.9% compared to $22.375 billion in 2014. T-Mobile led the industry in service revenue growth for full-year 2015.
Equipment Revenues

▪	Equipment revenues were $1.536 billion in the fourth quarter of 2015, up 8.5% from $1.416 billion in the third quarter of 2015 and down 29.5% from $2.180 billion in the fourth quarter of 2014.

▪
Sequentially, the increase in equipment revenues was primarily due to a higher number of devices and accessories sold during the holiday season as well as an increase in lease revenues from JUMP! On Demand, which was introduced at the end of the second quarter of 2015. The increase was partially offset by a lower average revenue per device sold due to a mix shift to the JUMP! On Demand program.

▪
Year-over-year, the decrease in equipment revenues was primarily due to a mix shift to the JUMP! On Demand program. Under the JUMP! On Demand program, equipment revenues associated with leased devices are recognized over the term of the lease rather than at the time the device is delivered to the customer, resulting in lower equipment revenues for the quarter. In addition, customers leased a greater number of devices as well as a greater proportion of high-end devices under the JUMP! On Demand program in the fourth quarter of 2015, resulting in a lower number of devices sold and a lower average revenue per device sold in equipment revenues for the quarter.

▪	For the full-year 2015, equipment revenues were $6.718 billion, down 1.0% compared to $6.789 billion in 2014.
Total Revenues

▪	Total revenues were $8.247 billion in the fourth quarter of 2015, up 5.1% from $7.849 billion in the third quarter of 2015 and up 1.1% from $8.154 billion in the fourth quarter of 2014.

▪
Sequentially, the increase in total revenues was primarily due to higher service revenues and seasonally higher equipment revenues, partially offset by a decrease in equipment revenues related to the mix shift to the JUMP! On Demand program.

▪
Year-over-year, the increase in total revenues was primarily due to the increase in service revenues, partially offset by lower equipment revenues related to the mix shift to the JUMP! On Demand program.

▪	For the full-year 2015, total revenues were $32.053 billion, up 8.4% compared to $29.564 billion in 2014.

OPERATING EXPENSES
Cost of Services

▪	Cost of services was $1.384 billion in the fourth quarter of 2015, generally stable compared to $1.378 billion in the third quarter of 2015 and $1.383 billion in the fourth quarter of 2014.

▪
Sequentially and year-over-year, network synergies realized from the decommissioning of the MetroPCS CDMA network and lower domestic customer roaming costs were offset by increases in cost of services related to the network expansion and build-out of the 700 MHz A-Block spectrum.

▪	For the full-year 2015, cost of services was $5.554 billion, down 4.0% compared to $5.788 billion in 2014.
Cost of Equipment Sales

▪	Cost of equipment sales was $2.019 billion in the fourth quarter of 2015, up 1.7% from $1.985 billion in the third quarter of 2015 and down 28.2% from $2.812 billion in the fourth quarter of 2014.

▪
Sequentially, the increase in cost of equipment sales was primarily due to a higher number of devices and accessories sold during the holiday season, partially offset by a mix shift to the JUMP! On Demand program.

▪
The year-over-year decrease in cost of equipment sales was primarily due to a mix shift to the JUMP! On Demand program. Under the JUMP! On Demand program, the cost of the leased device is capitalized and recognized as depreciation expense over the term of the lease rather than recognized as cost of equipment sales at the time the device is delivered to the customer, resulting in lower cost of equipment sales for the quarter. In addition, customers leased a greater number of devices as well as a greater proportion of high-end devices under the JUMP! On Demand program in the fourth quarter of 2015, resulting in a lower number of devices sold and a lower average cost per device sold in cost of equipment sales for the quarter.

▪	For the full-year 2015, cost of equipment sales was $9.344 billion, down 2.9% compared to $9.621 billion in 2014.

Selling, General and Admin. (SG&A) Expenses

▪	SG&A expenses were $2.755 billion in the fourth quarter of 2015, up 5.0% from $2.624 billion in the third quarter of 2015 and up 18.1% from $2.333 billion in the fourth quarter of 2014.

▪
Sequentially and year-over-year, the increase was primarily to support the growing customer base, and reflects increases in promotional costs, employee-related costs, and total bad debt expense and losses from sales of receivables.

▪	For the full-year 2015, SG&A expenses were $10.189 billion, up 15.0% compared to $8.863 billion in 2014.
Depreciation and Amortization (D&A)

▪	D&A was $1.369 billion in the fourth quarter of 2015, up 18.3% from $1.157 billion in the third quarter of 2015 and up 25.6% from $1.090 billion in the fourth quarter of 2014.

▪
The sequential and year-over-year increase was primarily due to the impact of customers shifting to leasing devices with JUMP! On Demand and the continued build out of T-Mobile’s 4G LTE network. Under the JUMP! On Demand program, the cost of the leased device is capitalized and depreciated to its estimated residual value over the lease term rather than recognized as cost of equipment sales when the device is delivered to the customer. Customers leased a greater number of devices as well as a greater proportion of high-end devices under the JUMP! On Demand program in the fourth quarter of 2015, resulting in higher depreciation expense.

▪	For the full-year 2015, D&A was $4.688 billion, up 6.3% compared to $4.412 billion in 2014.

Adjusted EBITDA

▪	Adjusted EBITDA was $2.280 billion in the fourth quarter of 2015, up 19.5% from $1.908 billion in the third quarter of 2015 and up 30.2% from $1.751 billion in the fourth quarter of 2014.

▪
Sequentially and year-over-year, the increase in Adjusted EBITDA was primarily due to higher service revenues from growth in the customer base, MetroPCS synergies, focused cost control, and decreased losses on equipment sales primarily driven by the impact of customers shifting to leasing devices with JUMP! On Demand, partially offset by higher SG&A expenses due to customer growth.

▪	Adjusted EBITDA margin was 35% in the fourth quarter of 2015 compared to 30% in the third quarter of 2015 and 30% in the fourth quarter of 2014.

▪	Adjusted EBITDA in the fourth quarter of 2015 included a gain of $139 million from a spectrum license transaction.

▪
The aggregate impact from leasing and Data Stash on Adjusted EBITDA in the fourth quarter of 2015 was $246 million, including lease revenues of $194 million and the non-cash net impact from Data Stash of $52 million for the fourth quarter of 2015.

▪	For the full-year 2015, Adjusted EBITDA was $7.393 billion, up 31.2% compared to $5.636 billion in 2014. T-Mobile led the industry in Adjusted EBITDA growth for full-year 2015.

▪
The aggregate impact from leasing and Data Stash on Adjusted EBITDA in the full-year 2015 was $158 million, including lease revenues of $224 million, partially offset by the non-cash net impact from Data Stash of $66 million for full-year 2015.

NET INCOME AND EARNINGS PER SHARE

▪
Net income was $297 million in the fourth quarter of 2015 compared to net income of $138 million in the third quarter of 2015 and $101 million in the fourth quarter of 2014. The sequential and year-over-year increase was primarily due to higher operating income partially offset by higher interest expense.

▪	For the full-year 2015, net income was $733 million compared to $247 million in 2014.

▪	Earnings per share was $0.34 in the fourth quarter of 2015 compared to earnings per share of $0.15 in the third quarter of 2015 and $0.12 in the fourth quarter of 2014.

▪	For the full-year 2015, earnings per share was $0.82 compared to $0.30 in 2014.

CAPITAL EXPENDITURES

▪
Cash capital expenditures excluding capitalized interest were $1.381 billion in the fourth quarter of 2015 compared to $1.064 billion in the third quarter of 2015 and $1.239 billion in the fourth quarter of 2014. The sequential and year-over-year increase was primarily due to the timing of network spend in connection with T-Mobile’s build out of the 4G LTE network, including the rollout of 700 MHz A-Block spectrum.

▪
Cash capital expenditures including capitalized interest were $1.431 billion in the fourth quarter of 2015 compared to $1.120 billion in the third quarter of 2015 and $1.299 billion in the fourth quarter of 2014.

▪
For the full-year 2015, cash capital expenditures excluding capitalized interest were $4.478 billion compared to $4.252 billion in 2014. For the full-year 2015, cash capital expenditures including capitalized interest were $4.724 billion compared to $4.317 billion in 2014.

▪	Capitalized interest was $50 million in the fourth quarter of 2015 and $246 million in full-year 2015 compared to $60 million for the fourth quarter of 2014 and $65 million in full-year 2014.

FREE CASH FLOW

▪	Net cash provided by operating activities was $2.233 billion in the fourth quarter of 2015, compared to $1.531 billion in the third quarter of 2015 and $1.355 billion in the fourth quarter of 2014.

▪	For the full-year 2015, net cash provided by operating activities was $5.414 billion compared to $4.146 billion for full-year 2014.

▪
Free Cash Flow was $802 million in the fourth quarter of 2015, compared to $411 million in the third quarter of 2015 and $56 million in the fourth quarter of 2014. Sequentially and year-over-year, increases from sales of certain EIP receivables were partially offset by changes in working capital and increased cash capital expenditures. Free Cash Flow in the fourth quarter of 2015 benefited from net cash proceeds of $795 million related to sales of certain EIP receivables.

▪	For the full-year 2015, Free Cash Flow was $690 million compared to a loss of $171 million for full-year 2014.

▪
Adjusted Free Cash Flow was $897 million in the fourth quarter of 2015, compared to $487 million in the third quarter of 2015 and $108 million in the fourth quarter of 2014. Adjusted Free Cash Flow excludes decommissioning payments related to the one-time shutdown of the CDMA portion of the MetroPCS network. Decommissioning payments in the fourth quarter of 2015 were $95 million, compared to $76 million in the third quarter of 2015 and $52 million in the fourth quarter of 2014.

▪	For the full-year 2015, Adjusted Free Cash Flow was $1.035 billion compared to a loss of $90 million for full year 2014.

CAPITAL STRUCTURE

▪	Net debt, excluding tower obligations, at the end of the fourth quarter of 2015 was $18.7 billion.

▪
Total debt, excluding tower obligations, at the end of the fourth quarter of 2015 was $26.3 billion and was comprised of short-term debt of $0.2 billion, long-term debt to affiliates of $5.6 billion, and long-term debt of $20.5 billion.

▪
The ratio of net debt, excluding tower obligations, to Adjusted EBITDA for the trailing last twelve month (“LTM”) period was 2.5x at the end of the fourth quarter of 2015 compared to 2.8x at the end of the third quarter of 2015 and 3.0x at the end of the fourth quarter of 2014.

▪
The Company’s cash position remains strong with $4.6 billion in cash and $3.0 billion in short-term investments, principally U.S. Treasury bills, at the end of the fourth quarter of 2015. The cash and short-term investments balance increased in the fourth quarter of 2015 compared to the third quarter of 2015 as the company generated free cash flow and raised $4.0 billion comprised of proceeds from the issuance of $2.0 billion aggregate principal amount of senior notes and a $2.0 billion senior secured term loan facility.

GUIDANCE

▪	T-Mobile expects to drive further customer momentum while delivering strong growth in Adjusted EBITDA and free cash flow in 2016.

▪
With the success of T-Mobile's Simple Choice plan, network investment, and the continued evolution of the Un-carrier strategy, branded postpaid net customer additions for full-year 2016 are expected to be between 2.4 and 3.4 million.

▪
For full-year 2016, T-Mobile expects Adjusted EBITDA to be in the range of $9.1 to $9.7 billion. This guidance includes the aggregate impact of leasing and Data Stash of approximately $0.7 to $1.0 billion.

▪	Cash capital expenditures for full-year 2016 are expected to be in the range of $4.5 to $4.8 billion.

UPCOMING EVENTS (All dates and attendance tentative)

▪	Morgan Stanley Technology, Media and Telecom Conference, February 29 - March 3, 2016, San Francisco, CA

▪	Deutsche Bank 24th Annual Media, Internet & Telecom Conference, March 7-9, 2016, Palm Beach, FL

▪	Citi 16th Annual European & Emerging Markets Telecoms Conference, March 15-17, 2016, London, UK

CONTACT INFORMATION
Press:
Media Relations
T-Mobile US, Inc.
mediarelations@t-mobile.com
http://newsroom.t-mobile.com

Investor Relations:
Nils Paellmann, nils.paellmann@t-mobile.com
Ben Barrett, ben.barrett@t-mobile.com
Jon Perachio, jonathan.perachio@t-mobile.com
Cristal Dunkin, cristal.dunkin@t-mobile.com

877-281-TMUS or 212-358-3210
investor.relations@t-mobile.com
http://investor.t-mobile.com

T-Mobile US, Inc.
Consolidated Balance Sheets
(Unaudited)

(in millions, except share and per share amounts)	December 31, 2015	December 31, 2014
Assets
Current assets
Cash and cash equivalents	$4,582	$5,315
Short-term investments	2,998	—
Accounts receivable, net of allowances of $116 and $83	1,788	1,865
Equipment installment plan receivables, net	2,378	3,062
Accounts receivable from affiliates	36	76
Inventories	1,295	1,085
Deferred tax assets, net	—	988
Other current assets	1,813	1,593
Total current assets	14,890	13,984
Property and equipment, net	20,000	16,245
Goodwill	1,683	1,683
Spectrum licenses	23,955	21,955
Other intangible assets, net	594	870
Equipment installment plan receivables due after one year, net	847	1,628
Other assets	467	288
Total assets	$62,436	$56,653
Liabilities and Stockholders' Equity
Current liabilities
Accounts payable and accrued liabilities	$8,084	$7,364
Current payables to affiliates	135	231
Short-term debt	182	87
Deferred revenue	717	459
Other current liabilities	410	635
Total current liabilities	9,528	8,776
Long-term debt	20,484	16,273
Long-term debt to affiliates	5,600	5,600
Tower obligations	2,658	2,521
Deferred tax liabilities	4,061	4,873
Deferred rents	2,481	2,331
Other long-term liabilities	1,067	616
Total long-term liabilities	36,351	32,214
Commitments and contingencies
Stockholders' equity
5.50% Mandatory Convertible Preferred Stock Series A, par value $0.00001 per share, 100,000,000 shares authorized; 20,000,000 and 20,000,000 shares issued and outstanding; $1,000 and $1,000 aggregate liquidation value	—	—
Common Stock, par value $0.00001 per share, 1,000,000,000 shares authorized; 819,773,724 and 808,851,108 shares issued, 818,391,219 and 807,468,603 shares outstanding	—	—
Additional paid-in capital	38,666	38,503
Treasury stock, at cost, 1,382,505 and 1,382,505 shares issued	—	—
Accumulated other comprehensive income (loss)	(1)	1
Accumulated deficit	(22,108)	(22,841)
Total stockholders' equity	16,557	15,663
Total liabilities and stockholders' equity	$62,436	$56,653

T-Mobile US, Inc.
Consolidated Statements of Comprehensive Income
(Unaudited)

	Three Months Ended			Year Ended December 31,
(in millions, except share and per share amounts)	December 31, 2015	September 30, 2015	December 31, 2014	2015	2014
Revenues
Branded postpaid revenues	$4,337	$4,197	$3,764	$16,383	$14,392
Branded prepaid revenues	1,956	1,894	1,812	7,553	6,986
Wholesale revenues	200	170	214	692	731
Roaming and other service revenues	63	41	80	193	266
Total service revenues	6,556	6,302	5,870	24,821	22,375
Equipment revenues	1,536	1,416	2,180	6,718	6,789
Other revenues	155	131	104	514	400
Total revenues	8,247	7,849	8,154	32,053	29,564
Operating expenses
Cost of services, exclusive of depreciation and amortization shown separately below	1,384	1,378	1,383	5,554	5,788
Cost of equipment sales	2,019	1,985	2,812	9,344	9,621
Selling, general and administrative	2,755	2,624	2,333	10,189	8,863
Depreciation and amortization	1,369	1,157	1,090	4,688	4,412
Cost of MetroPCS business combination	21	193	168	376	299
Gains on disposal of spectrum licenses	(139)	(1)	(70)	(163)	(840)
Other, net	—	—	5	—	5
Total operating expenses	7,409	7,336	7,721	29,988	28,148
Operating income	838	513	433	2,065	1,416
Other income (expense)
Interest expense	(305)	(262)	(266)	(1,085)	(1,073)
Interest expense to affiliates	(134)	(121)	(92)	(411)	(278)
Interest income	85	109	104	420	359
Other income (expense), net	(3)	(1)	21	(11)	(11)
Total other expense, net	(357)	(275)	(233)	(1,087)	(1,003)
Income before income taxes	481	238	200	978	413
Income tax expense	184	100	99	245	166
Net income	297	138	101	733	247
Dividends on preferred stock	(14)	(13)	—	(55)	—
Net income attributable to common stockholders	$283	$125	$101	$678	$247
Other comprehensive loss, net of tax:
Unrealized loss on available-for-sale securities, net of tax effect of $0, ($1), $0, ($1), and ($1)	—	(2)	—	(2)	(2)
Other comprehensive loss	—	(2)	—	(2)	(2)
Total comprehensive income	$297	$136	$101	$731	$245
Earnings per share
Basic	$0.35	$0.15	$0.13	$0.83	$0.31
Diluted	$0.34	$0.15	$0.12	$0.82	$0.30
Weighted average shares outstanding
Basic	816,585,782	815,069,272	807,396,425	812,994,028	805,284,712
Diluted	824,716,119	822,017,220	821,707,289	822,617,938	815,922,258

T-Mobile US, Inc.
Consolidated Statements of Cash Flows
(Unaudited)

	Year Ended December 31,
(in millions)	2015	2014
Operating activities
Net income	$733	$247
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization	4,688	4,412
Stock-based compensation expense	201	196
Deferred income tax expense	256	122
Bad debt expense	547	444
Losses from sales of receivables	204	179
Deferred rent expense	167	225
Gains on disposal of spectrum licenses	(163)	(840)
Changes in embedded derivatives	148	(18)
Changes in operating assets and liabilities
Accounts receivable	(259)	(90)
Equipment installment plan receivables	1,089	(2,429)
Inventories	(2,495)	(499)
Deferred purchase price from sales of receivables	(185)	(204)
Other current and long-term assets	(217)	(328)
Accounts payable and accrued liabilities	693	2,395
Other current and long-term liabilities	22	312
Other, net	(15)	22
Net cash provided by operating activities	5,414	4,146

Investing activities
Purchases of property and equipment	(4,724)	(4,317)
Purchases of spectrum licenses and other intangible assets, including deposits	(1,935)	(2,900)
Purchases of short-term investments	(2,997)	—
Other, net	96	(29)
Net cash used in investing activities	(9,560)	(7,246)

Financing activities
Proceeds from issuance of long-term debt	3,979	2,993
Repayments of long-term debt and capital lease obligations	(57)	(1,019)
Proceeds from tower obligations	140	—
Repayments of short-term debt for purchases of inventory, property and equipment, net	(564)	(418)
Dividends on preferred stock	(55)	—
Proceeds from exercise of stock options	47	27
Proceeds from issuance of preferred stock	—	982
Taxes paid related to net share settlement of stock awards	(156)	(73)
Other, net	79	32
Net cash provided by financing activities	3,413	2,524
Change in cash and cash equivalents	(733)	(576)

Cash and cash equivalents
Beginning of year	5,315	5,891
End of year	$4,582	$5,315

T-Mobile US, Inc. Supplementary Operating and Financial Data

	Quarter								Year Ended December 31,
(in thousands)	Q1 2014	Q2 2014	Q3 2014	Q4 2014	Q1 2015	Q2 2015	Q3 2015	Q4 2015	2014	2015
Customers, end of period
Branded postpaid phone customers	23,054	23,633	24,807	25,844	26,835	27,595	28,438	29,355	25,844	29,355
Branded postpaid mobile broadband customers	568	897	1,102	1,341	1,475	1,723	1,965	2,340	1,341	2,340
Total branded postpaid customers	23,622	24,530	25,909	27,185	28,310	29,318	30,403	31,695	27,185	31,695
Branded prepaid customers	15,537	15,639	16,050	16,316	16,389	16,567	17,162	17,631	16,316	17,631
Total branded customers	39,159	40,169	41,959	43,501	44,699	45,885	47,565	49,326	43,501	49,326
Wholesale customers	9,916	10,376	10,931	11,517	12,137	13,023	13,655	13,956	11,517	13,956
Total customers, end of period	49,075	50,545	52,890	55,018	56,836	58,908	61,220	63,282	55,018	63,282

	Quarter								Year Ended December 31,
(in thousands)	Q1 2014	Q2 2014	Q3 2014	Q4 2014	Q1 2015	Q2 2015	Q3 2015	Q4 2015	2014	2015
Net customer additions
Branded postpaid phone customers	1,256	579	1,175	1,037	991	760	843	917	4,047	3,511
Branded postpaid mobile broadband customers	67	329	204	239	134	248	242	375	839	999
Total branded postpaid customers	1,323	908	1,379	1,276	1,125	1,008	1,085	1,292	4,886	4,510
Branded prepaid customers	465	102	411	266	73	178	595	469	1,244	1,315
Total branded customers	1,788	1,010	1,790	1,542	1,198	1,186	1,680	1,761	6,130	5,825
Wholesale customers	603	460	555	586	620	886	632	301	2,204	2,439
Total net customer additions	2,391	1,470	2,345	2,128	1,818	2,072	2,312	2,062	8,334	8,264

	Quarter								Year Ended December 31,
	Q1 2014	Q2 2014	Q3 2014	Q4 2014	Q1 2015	Q2 2015	Q3 2015	Q4 2015	2014	2015
Branded postpaid phone churn	1.47%	1.48%	1.64%	1.73%	1.30%	1.32%	1.46%	1.46%	1.58%	1.39%
Branded prepaid churn	4.34%	4.50%	4.78%	5.39%	4.62%	4.93%	4.09%	4.20%	4.76%	4.45%

T-Mobile US, Inc. Supplementary Operating and Financial Data (continued)

	Quarter								Year Ended December 31,
	Q1 2014	Q2 2014	Q3 2014	Q4 2014	Q1 2015	Q2 2015	Q3 2015	Q4 2015	2014	2015
Financial Metrics
Service revenues (in millions)	$5,337	$5,484	$5,684	$5,870	$5,819	$6,144	$6,302	$6,556	$22,375	$24,821
Total revenues (in millions)	$6,875	$7,185	$7,350	$8,154	$7,778	$8,179	$7,849	$8,247	$29,564	$32,053
Adjusted EBITDA (in millions)	$1,088	$1,451	$1,346	$1,751	$1,388	$1,817	$1,908	$2,280	$5,636	$7,393
Adjusted EBITDA margin	20%	26%	24%	30%	24%	30%	30%	35%	25%	30%
Net income (loss) (in millions)	$(151)	$391	$(94)	$101	$(63)	$361	$138	$297	$247	$733
Cash capex - Property & Equipment (in millions)	$947	$940	$1,131	$1,299	$982	$1,191	$1,120	$1,431	$4,317	$4,724
Free Cash Flow (in millions)	$(188)	$30	$(69)	$56	$(493)	$(30)	$411	$802	$(171)	$690
Adjusted Free Cash Flow (in millions)	$(179)	$35	$(54)	$108	$(422)	$73	$487	$897	$(90)	$1,035

Revenue Metrics
Branded postpaid phone ARPU	$50.48	$49.32	$49.84	$48.26	$46.43	$48.19	$47.99	$48.05	$49.44	$47.68
Branded postpaid ABPU	$59.54	$59.79	$61.59	$61.80	$60.94	$63.29	$62.96	$63.74	$60.73	$62.77
Branded prepaid ARPU	$36.09	$37.16	$37.59	$37.51	$37.81	$37.83	$37.46	$37.63	$37.10	$37.68
Branded postpaid accounts, end of period	10,812	11,017	11,297	11,506	11,831	12,061	12,250	12,456	11,506	12,456
Branded postpaid customers per account	2.18	2.23	2.29	2.36	2.39	2.43	2.48	2.54	2.36	2.54
Branded postpaid ARPA	$108.97	$107.11	$109.80	$109.87	$108.04	$113.50	$115.10	$117.09	$108.95	$113.50
Branded postpaid ABPA	$129.74	$131.81	$138.73	$143.79	$145.03	$152.31	$154.56	$160.11	$136.17	$153.12

Device Sales and Leased Devices
Smartphone units (in millions)	6.9	6.2	6.9	8.0	8.0	7.4	8.1	10.0	28.0	33.5
Branded postpaid handset upgrade rate	7%	8%	9%	11%	8%	9%	9%	10%	35%	36%

Device Financing
EIP financed (in millions)	$1,249	$1,342	$1,317	$1,902	$1,483	$1,697	$1,107	$926	$5,810	$5,213
EIP billings (in millions)	$657	$810	$967	$1,162	$1,292	$1,393	$1,409	$1,400	$3,596	$5,494
EIP receivables, net (in millions)	$3,086	$3,583	$3,963	$4,690	$4,842	$5,114	$4,771	$3,225	$4,690	$3,225
Lease revenues (in millions)	$—	$—	$—	$—	$—	$—	$30	$194	$—	$224
Leased devices transferred from inventory to property and equipment, net of returns (in millions)	$—	$—	$—	$—	$—	$—	$822	$1,463	$—	$2,285

Customer Quality
EIP receivables classified as prime	53%	53%	53%	54%	52%	52%	52%	48%	54%	48%
Total bad debt expense and losses from sales of receivables (in millions)	$157	$164	$152	$150	$169	$156	$198	$228	$623	$751

T-Mobile US, Inc.
Reconciliation of Non-GAAP Financial Measures to GAAP Financial Measures
(Unaudited)

This Investor Factbook includes non-GAAP financial measures. The non-GAAP financial measures should be considered in addition to, but not as a substitute for, the information provided in accordance with GAAP. Reconciliations for the non-GAAP financial measures to the most directly comparable GAAP financial measures are provided below. As T-Mobile does not or cannot predict or forecast certain of the expenses which are excluded from Adjusted EBITDA, but which would be required for the presentation of projected net income, T-Mobile does not provide projected net income or reconciliations to GAAP in the forward-looking financial measures.

Adjusted EBITDA is reconciled to net income (loss) as follows:

	Quarter								Year Ended December 31,
(in millions)	Q1 2014	Q2 2014	Q3 2014	Q4 2014	Q1 2015	Q2 2015	Q3 2015	Q4 2015	2014	2015
Net income (loss)	$(151)	$391	$(94)	$101	$(63)	$361	$138	$297	$247	$733
Adjustments:
Interest expense	276	271	260	266	261	257	262	305	1,073	1,085
Interest expense to affiliates	18	85	83	92	64	92	121	134	278	411
Interest income	(75)	(83)	(97)	(104)	(112)	(114)	(109)	(85)	(359)	(420)
Other expense (income), net	6	12	14	(21)	8	(1)	1	3	11	11
Income tax expense (benefit)	(102)	286	(117)	99	(41)	2	100	184	166	245
Operating income (loss)	(28)	962	49	433	117	597	513	838	1,416	2,065
Depreciation and amortization	1,055	1,129	1,138	1,090	1,087	1,075	1,157	1,369	4,412	4,688
Cost of MetroPCS business combination	12	22	97	168	128	34	193	21	299	376
Stock-based compensation (1)	49	63	45	54	56	71	43	52	211	222
Gains on disposal of spectrum licenses (1)	—	(731)	11	—	—	—	—	—	(720)	—
Other, net (1)	—	6	6	6	—	40	2	—	18	42
Adjusted EBITDA	$1,088	$1,451	$1,346	$1,751	$1,388	$1,817	$1,908	$2,280	$5,636	$7,393

(1)
Stock-based compensation includes payroll tax impacts and may not agree to stock based compensation expense in the consolidated financial statements. Gains on disposal of spectrum licenses and Other, net transactions may not agree to the Consolidated Statements of Comprehensive Income primarily due to certain routine operating activities, such as routine spectrum license exchanges that would be expected to reoccur, and are therefore included in Adjusted EBITDA.

T-Mobile US, Inc.
Reconciliation of Non-GAAP Financial Measures to GAAP Financial Measures (continued)
(Unaudited)

The following tables illustrate the calculation of ARPU and ABPU and reconcile these measures to the related service revenues, which we consider to be the most directly comparable GAAP financial measure to ARPU and ABPU:

(in millions, except average number of customers, ARPU and ABPU)	Quarter								Year Ended December 31,
	Q1 2014	Q2 2014	Q3 2014	Q4 2014	Q1 2015	Q2 2015	Q3 2015	Q4 2015	2014	2015
Calculation of Branded Postpaid Phone ARPU
Branded postpaid service revenues	$3,447	$3,511	$3,670	$3,764	$3,774	$4,075	$4,197	$4,337	$14,392	$16,383
Less: Branded postpaid mobile broadband revenues	(47)	(54)	(68)	(92)	(109)	(135)	(165)	(179)	(261)	(588)
Branded postpaid phone service revenues	$3,400	$3,457	$3,602	$3,672	$3,665	$3,940	$4,032	$4,158	$14,131	$15,795
Divided by: Average number of branded postpaid phone customers (in thousands) and number of months in period	22,447	23,368	24,091	25,359	26,313	27,250	28,003	28,849	23,817	27,604
Branded postpaid phone ARPU	$50.48	$49.32	$49.84	$48.26	$46.43	$48.19	$47.99	$48.05	$49.44	$47.68

Calculation of Branded Postpaid ABPU
Branded postpaid service revenues	$3,447	$3,511	$3,670	$3,764	$3,774	$4,075	$4,197	$4,337	$14,392	$16,383
EIP billings	657	810	967	1,162	1,292	1,393	1,409	1,400	3,596	5,494
Lease revenues	—	—	—	—	—	—	30	194	—	224
Total billings for branded postpaid customers	$4,104	$4,321	$4,637	$4,926	$5,066	$5,468	$5,636	$5,931	$17,988	$22,101
Divided by: Average number of branded postpaid customers (in thousands) and number of months in period	22,975	24,092	25,095	26,572	27,717	28,797	29,838	31,013	24,683	29,341
Branded postpaid ABPU	$59.54	$59.79	$61.59	$61.80	$60.94	$63.29	$62.96	$63.74	$60.73	$62.77

Calculation of Branded Prepaid ARPU
Branded prepaid service revenues	$1,648	$1,736	$1,790	$1,812	$1,842	$1,861	$1,894	$1,956	$6,986	$7,553
Divided by: Average number of branded prepaid customers (in thousands) and number of months in period	15,221	15,569	15,875	16,097	16,238	16,396	16,853	17,330	15,691	16,704
Branded prepaid ARPU	$36.09	$37.16	$37.59	$37.51	$37.81	$37.83	$37.46	$37.63	$37.10	$37.68

T-Mobile US, Inc.
Reconciliation of Non-GAAP Financial Measures to GAAP Financial Measures (continued)
(Unaudited)

The following tables illustrate the calculation of ARPA and ABPA and reconcile these measures to the related service revenues, which we consider to be the most directly comparable GAAP financial measure to ARPA and ABPA. To streamline the number of key performance metrics T-Mobile discloses, the Company will discontinue reporting branded postpaid ARPA and ABPA after the fourth quarter of 2015.  Going forward, T-Mobile will continue reporting branded postpaid customers per account which may be used, along with branded postpaid service revenues, to assess performance on a per account basis.

(in millions, except average number of accounts, ARPA and ABPA)	Quarter								Year Ended December 31,
	Q1 2014	Q2 2014	Q3 2014	Q4 2014	Q1 2015	Q2 2015	Q3 2015	Q4 2015	2014	2015
Calculation of Branded Postpaid ARPA
Branded postpaid service revenues	$3,447	$3,511	$3,670	$3,764	$3,774	$4,075	$4,197	$4,337	$14,392	$16,383
Divided by: Average number of branded postpaid accounts (in thousands) and number of months in period	10,543	10,928	11,141	11,421	11,645	11,966	12,154	12,346	11,008	12,028
Branded postpaid ARPA	$108.97	$107.11	$109.80	$109.87	$108.04	$113.50	$115.10	$117.09	$108.95	$113.50

Calculation of Branded Postpaid ABPA
Branded postpaid service revenues	$3,447	$3,511	$3,670	$3,764	$3,774	$4,075	$4,197	$4,337	$14,392	$16,383
EIP billings	657	810	967	1,162	1,292	1,393	1,409	1,400	3,596	5,494
Lease revenues	—	—	—	—	—	—	30	194	—	224
Total billings for branded postpaid customers	$4,104	$4,321	$4,637	$4,926	$5,066	$5,468	$5,636	$5,931	$17,988	$22,101
Divided by: Average number of branded postpaid accounts (in thousands) and number of months in period	10,543	10,928	11,141	11,421	11,645	11,966	12,154	12,346	11,008	12,028
Branded postpaid ABPA	$129.74	$131.81	$138.73	$143.79	$145.03	$152.31	$154.56	$160.11	$136.17	$153.12

Net debt (excluding Tower Obligations) to last twelve months adjusted EBITDA ratio is calculated as follows:

	Period Ended
(in millions, except net debt ratio)	Mar 31, 2014	Jun 30, 2014	Sep 30, 2014	Dec 31, 2014	Mar 31, 2015	Jun 30, 2015	Sep 30, 2015	Dec 31, 2015
Short-term debt	$151	$272	$1,168	$87	$467	$386	$114	$182
Long-term debt to affiliates	5,600	5,600	5,600	5,600	5,600	5,600	5,600	5,600
Long-term debt	14,331	14,369	16,284	16,273	16,261	16,386	16,442	20,484
Less: Cash and cash equivalents	(5,471)	(3,080)	(5,787)	(5,315)	(3,032)	(2,642)	(2,633)	(4,582)
Less: Short-term investments	—	—	—	—	—	—	—	(2,998)
Net Debt (excluding Tower Obligations)	$14,611	$17,161	$17,265	$16,645	$19,296	$19,730	$19,523	$18,686
Divided by: Last twelve months Adjusted EBITDA (1)	$4,936	$5,122	$5,124	$5,636	$5,936	$6,302	$6,864	$7,393
Net Debt (excluding Tower Obligations) to Last Twelve Months Adjusted EBITDA Ratio	3.0	3.4	3.4	3.0	3.3	3.1	2.8	2.5

(1)	March 31, 2014 Adjusted EBITDA for the last twelve months includes Pro Forma combined results from Q2 2013 to reflect the results of MetroPCS prior to the business combination.

T-Mobile US, Inc.
Reconciliation of Non-GAAP Financial Measures to GAAP Financial Measures (continued)
(Unaudited)

Free cash flow and adjusted free cash flow are calculated as follows:

	Quarter								Year Ended December 31,
(in millions)	Q1 2014	Q2 2014	Q3 2014	Q4 2014	Q1 2015	Q2 2015	Q3 2015	Q4 2015	2014	2015
Net cash provided by operating activities	$759	$970	$1,062	$1,355	$489	$1,161	$1,531	$2,233	$4,146	$5,414
Cash purchases of property and equipment	(947)	(940)	(1,131)	(1,299)	(982)	(1,191)	(1,120)	(1,431)	(4,317)	(4,724)
Free Cash Flow	(188)	30	(69)	56	(493)	(30)	411	802	(171)	690
MetroPCS CDMA network decommissioning payments	9	5	15	52	71	103	76	95	81	345
Adjusted Free Cash Flow	$(179)	$35	$(54)	$108	$(422)	$73	$487	$897	$(90)	$1,035

Definitions of Terms

Operating and financial measures are utilized by T-Mobile's management to evaluate its operating performance and, in certain cases, its ability to meet liquidity requirements. Although companies in the wireless industry may not define measures in precisely the same way, T-Mobile believes the measures facilitate key operating performance comparisons with other companies in the wireless industry to provide management, investors, and analysts with useful information to assess and evaluate past performance and assist in forecasting future performance.

1.
Customer - SIM card with a unique T-Mobile mobile identity number which generates revenue. Branded customers generally include customers that are qualified either for postpaid service, where they generally pay after incurring service, or prepaid service, where they generally pay in advance. Wholesale customers include Machine-to-Machine (M2M) and Mobile Virtual Network Operator (MVNO) customers that operate on T-Mobile's network, but are managed by wholesale partners.

2.	Churn - Number of customers whose service was disconnected as a percentage of the average number of customers during the specified period.

3.
Customers per account - The number of branded postpaid customers as of the end of the period divided by the number of branded postpaid accounts as of the end of the period. An account may include branded postpaid phone and mobile broadband customers.

4.
Average Revenue Per User (ARPU) - Average monthly service revenue earned from customers. Service revenues for the specified period divided by the average customers during the period, further divided by the number of months in the period.

Branded postpaid phone ARPU excludes mobile broadband customers and related revenues.

Average Billings per User (ABPU) - Average monthly branded postpaid service revenue earned from customers plus monthly EIP billings and lease revenues divided by the average branded postpaid customers during the period, further divided by the number of months in the period. T-Mobile believes branded postpaid ABPU is indicative of estimated cash collections, including device financing payments, from T-Mobile's customers each month.

Average Revenue Per Account (ARPA) - Average monthly branded postpaid service revenue earned per account. Branded postpaid service revenues for the specified period divided by the average number of branded postpaid accounts during the period, further divided by the number of months in the period. Branded postpaid ARPA will no longer be reported after the fourth quarter of 2015.

Average Billings Per Account (ABPA) - Average monthly branded postpaid service revenue earned from customers plus monthly equipment installment plan (EIP) billings and lease revenues divided by the average number of branded postpaid accounts during the period, further divided by the number of months in the period. Branded postpaid ABPA will no longer be reported after the fourth quarter of 2015.

Service revenues - Branded postpaid, including handset insurance, branded prepaid, wholesale, and roaming and other service revenues.

5.
Cost of services - Costs directly attributable to providing wireless service through the operation of T-Mobile's network, including direct switch and cell site costs, such as rent, network access and transport costs, utilities, maintenance, associated labor costs, long distance costs, regulatory program costs, roaming fees paid to other carriers and data content costs.

Cost of equipment sales - Costs of devices and accessories sold to customers and dealers, device costs to fulfill insurance and warranty claims, write-downs of inventory related to shrinkage and obsolescence, and shipping and handling costs.

Selling, general and administrative expenses - Costs not directly attributable to providing wireless service for the operation of sales, customer care and corporate activities. These include commissions paid to dealers and retail employees for activations and upgrades, labor and facilities costs associated with retail sales force and administrative space, marketing and promotional costs, customer support and billing, bad debt expense and administrative support activities.

6.
Adjusted EBITDA - Earnings before interest expense (net of interest income), tax, depreciation, amortization, stock-based compensation and expenses not reflective of T-Mobile's ongoing operating performance. Adjusted EBITDA margin represents Adjusted EBITDA divided by service revenues. Adjusted EBITDA is a non-GAAP financial measure utilized by T-Mobile's management to monitor the financial performance of its operations. T-Mobile uses Adjusted EBITDA internally as a metric to evaluate and compensate its personnel and management for their performance, and as a benchmark to evaluate T-Mobile's operating performance in comparison to its competitors. Management believes analysts and investors use Adjusted EBITDA as a supplemental measure to evaluate overall operating performance and facilitate comparisons with other wireless communications companies because it is more indicative of T-Mobile's ongoing performance and trends by excluding certain expenses which are either nonrecurring or may not be indicative of T-Mobile's directly controllable operating results. Adjusted EBITDA has limitations as an analytical tool and should not be considered in isolation or as a substitute for income from operations, net income, or any other measure of financial performance reported in accordance with GAAP. The reconciliation of Adjusted EBITDA to net income (loss) is detailed in the Reconciliation of Non-GAAP Financial Measures to GAAP Financial Measures schedule.

7.	Cash capital expenditures - Amounts paid for construction and the purchase of property and equipment.

8.	Smartphones - UMTS/HSPA/HSPA+ 21/HSPA+ 42/4G LTE enabled converged devices, which integrate voice and data services.

9.
Free Cash Flow - Net cash provided by operating activities less cash capital expenditures for property and equipment. Free Cash Flow is utilized by T-Mobile's management, investors, and analysts to evaluate cash available to pay debt and provide further investment in the business. The reconciliation of Free Cash Flow to net cash provided by operating activities is detailed in the Reconciliation of Non-GAAP Financial Measures to GAAP Financial Measures schedule.

Definitions of Terms (continued)

10.	Adjusted Free Cash Flow - Free Cash Flow excluding decommissioning payments related to the shutdown of the CDMA portion of the MetroPCS network.

11.	Net debt - Short-term debt, long-term debt to affiliates, and long-term debt (excluding tower obligations), less cash and cash equivalents and short-term investments.

Forward-Looking Statements

This Investor Factbook includes "forward-looking statements" within the meaning of the U.S. federal securities laws. Any statements made herein that are not statements of historical fact, including statements about T-Mobile US, Inc.'s plans, outlook, beliefs, opinion, projections, guidance, strategy, expected network modernization and other advancements, are forward-looking statements. Generally, forward-looking statements may be identified by words such as "anticipate," "expect," "suggests," "plan," “project,” "believe," "intend," "estimates," "targets," "views," "may," "will," "forecast," and other similar expressions. The forward-looking statements speak only as of the date made, are based on current assumptions and expectations, and involve a number of risks and uncertainties. Important factors that could affect future results and cause those results to differ materially from those expressed in the forward-looking statements include, among others, the following: our ability to compete in the highly competitive U.S. wireless telecommunications industry; adverse conditions in the U.S. and international economies and markets; significant capital commitments and the capital expenditures required to effect our business plan; our ability to adapt to future changes in technology, enhance existing offerings, and introduce new offerings to address customers' changing demands; changes in legal and regulatory requirements, including any change or increase in restrictions on our ability to operate our network; our ability to successfully maintain and improve our network, and the possibility of incurring additional costs in doing so; major equipment failures; severe weather conditions or other force majeure events; and other risks described in our filings with the Securities and Exchange Commission, including those described in our most recently filed Annual Report on Form 10-K. You should not place undue reliance on these forward-looking statements. We do not undertake to update forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

About T-Mobile US, Inc.

As America's Un-carrier, T-Mobile US, Inc. (NASDAQ: TMUS) is redefining the way consumers and businesses buy wireless services through leading product and service innovation. The Company's advanced nationwide 4G LTE network delivers outstanding wireless experiences to more than 63 million customers who are unwilling to compromise on quality and value. Based in Bellevue, Washington, T-Mobile US provides services through its subsidiaries and operates its flagship brands, T-Mobile and MetroPCS. For more information, please visit http://www.T-Mobile.com or join the conversation on Twitter using $TMUS.